                                                Filed pursuant to Rule 424(b)(3)
PROSPECTUS                                      Registration No. 333-34721


                               423,280 SHARES OF
                                  COMMON STOCK

                                       OF

                                INCONTROL, INC.

     This Prospectus relates to up to 423,280 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of InControl, Inc. (the "Company"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions in the over-the-counter market through the Nasdaq National Market ("Nasdaq"), or on one or more other securities markets and exchanges, in privately negotiated transactions, through the writing of options on the Shares, or otherwise, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions and fees and stock transfer taxes) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     All of the Shares were "restricted securities" under the Securities Act prior to their registration hereunder. The Company sold all of the Shares to the Selling Stockholders in a private transaction on July 29, 1997. The shares of Common Stock sold in such transaction constitute the Shares being registered hereunder. This Prospectus has been prepared so that future sales of the Shares will not be restricted under the Securities Act. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Stockholders."

     The Common Stock is quoted on Nasdaq under the symbol "INCL." On September 12, 1997, the closing sales price for the Common Stock as reported on Nasdaq was $9.375 per share.

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is September 15, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. (450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549) and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Company is an electronic filer and the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is "http://www.sec.gov." The Company's reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the Commission's rules and regulations. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto. The statements in this Prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated herein by reference, a copy of which is filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission.

                           FORWARD-LOOKING STATEMENTS

     When included in this Prospectus or in documents incorporated herein by reference, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions, are intended to identify forward-looking statements. Such statements, which include statements contained in "Risk Factors," are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties include, among others, progress in the Company's clinical trials, the granting and timing of regulatory approval for the Company's primary product, the METRIX System, market acceptance of the METRIX System, the status of competitive treatments and products for the treatment of atrial fibrillation, and the availability and adequacy of third-party reimbursement for the Company's products. See "Risk Factors" beginning on page 4.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to InControl, Inc., 6675 - 185th Avenue N.E., Redmond, Washington 98052, Attention: Secretary, telephone: (425) 861-9800.

     The following documents filed with the Commission by the Company are incorporated by reference into this Prospectus:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

     (3) The Company's Current Report on Form 8-K dated July 29, 1997;

     (4) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A as of September 8, 1994, including any amendment or report filed for the purpose of updating such description; and

     (5) The description of the Company's rights contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 1, 1996, including any amendment or report filed for the purpose of updating such description.

     All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

                            ------------------------

     The Company's principal executive offices are located at 6675 - 185th Avenue N.E., Redmond, Washington 98052, telephone: (425) 861-9800.

                                  RISK FACTORS

     Prospective purchasers should carefully consider the risk factors set forth below as well as the other information set forth in this Prospectus before purchasing the Shares offered hereby. These risk factors could cause the Company's actual results to differ materially from those expressed in the Company's forward-looking statements in this Prospectus.

EXTENSIVE GOVERNMENTAL REGULATION AND UNCERTAINTY OF PRODUCT APPROVAL IN THE UNITED STATES

     The manufacture and sale of medical devices intended for human use are subject to extensive governmental regulation in the United States and in other countries. In the United States, medical devices such as the METRIX System must undergo rigorous preclinical studies and clinical testing and an extensive approval process with the Food and Drug Administration (the "FDA") before they can be marketed. Similar requirements are imposed by other countries. While the Company has obtained approval to affix the CE mark to the METRIX System and commercially market the METRIX System in the European Union, the Company has not obtained regulatory approval for the METRIX System to be marketed in the United States. The Company has received permission from the FDA to expand its United States trials to include additional patients and investigational centers, but completion of United States clinical trials of the METRIX System may take several years and will require the expenditure of substantial resources. The time required for completing clinical trials will depend on a number of factors, including the performance of the device and the rate at which patients can be recruited. There can be no assurance that clinical trials in the United States will demonstrate that the METRIX System is safe and effective. Approval may never be obtained from the FDA. In addition, delays or rejections may be encountered based on changes in FDA policy or regulations during the period of product development and FDA regulatory review of each submitted application. There can be no assurance that the Company will obtain the required regulatory approval for the METRIX System in the United States on a timely basis, if at all. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the METRIX System may be marketed, which may restrict the patient population on which the METRIX System may be used. Medical devices are also subject to strict regulations regarding manufacturing, marketing and distribution, including, in the United States, periodic audits and surveillance by the FDA of the manufacturing facilities of device manufacturers to determine their compliance with Good Manufacturing Practice ("GMP") regulations and, in Europe, annual certification of compliance with the quality systems requirements of the European Union Active Implantable Device Directive (the "AIMDD"). The failure of the Company to comply with GMP regulations could result in penalties or enforcement proceedings being imposed on the Company, including the recall of a product or a "cease distribution" order requiring the Company to stop distributing products in the United States and for export from the United States. The loss of the Company's AIMDD quality systems certifications could prevent the Company from distributing its products in Europe. The Company also will be required by the FDA to maintain a system for tracking patients implanted with the METRIX device and transvenous leads to conduct post-market surveillance and to provide periodic reports containing safety and effectiveness information. If the FDA believes the Company is not in compliance with applicable law, the FDA can institute legal proceedings to detain or seize products, enjoin future violations or access civil and criminal penalties. Any such action by the FDA could result in disruption of the Company's operations for an indeterminate time. There can be no assurance that the Company will be able to attain or maintain compliance with GMP or AIMDD requirements. Failure to obtain regulatory approvals or to either attain compliance with GMP requirements or maintain compliance with the requirements of the various regulatory agencies would have a material adverse effect on the Company's ability to manufacture, market and distribute its products and therefore on its business, financial condition and ability to market the METRIX System as currently contemplated.

MARKET ACCEPTANCE; SUBSTANTIAL DEPENDENCE ON SINGLE PRODUCT

     Although the Company has obtained approval to affix the CE mark to the METRIX System in Europe, and even if regulatory approval to market the METRIX System in the United States is obtained, there can be no assurance that the METRIX System will gain market acceptance in either Europe or the United States.

Currently, there are no implantable devices on the market to treat atrial fibrillation ("AF"). The METRIX System is a new approach to the treatment of AF and the timing and rate of adoption of new medical technology cannot be predicted. Substantial clinical experience with the METRIX System will be required to address safety, efficacy and patient tolerance concerns such as ventricular proarrhythmia and potential shock discomfort. There can be no assurance that these and other concerns will be adequately addressed. Since the Company anticipates that for the foreseeable future it will be substantially dependent on the successful development and commercialization of the METRIX System, failure of the Company to successfully develop and commercialize the METRIX System would have a material adverse effect on the Company's business, financial condition and results of operations.

HISTORY OF LOSSES; FUTURE LOSSES AND CAPITAL NEEDS

     The Company has not generated significant revenues from product sales since its incorporation in November 1990. As of June 30, 1997, the Company had an accumulated deficit of approximately $102.5 million. The Company expects to incur substantial additional losses, at least until the METRIX System has gained market acceptance in the United States, attributable primarily to the Company's clinical trial activities, expansion of European operations, expansion of manufacturing and marketing capabilities and continuing research and development activities. The amount and timing of the Company's future revenues and losses will be affected by, among other things, the progress and costs of preclinical studies and clinical trials, including the recruitment of suitable patients, the timing of regulatory approvals, the availability of third-party reimbursement for the Company's products, the rate of market acceptance and adoption of the METRIX System, the costs associated with increases in marketing and sales capabilities in the United States and Europe, the costs associated with the development of manufacturing capabilities, the costs associated with the Company's product development efforts and the status of competing products. There can be no assurance that the Company will ever achieve profitability or generate significant product revenues sufficient to offset its losses. The Company will be required to obtain additional funding through public or private financing, including equity financing, from time to time. Adequate funds may not be available when needed or may not be available on terms favorable to the Company. If funding is insufficient, the Company will be required to delay, scale back or eliminate certain of its research and development, clinical, marketing and manufacturing programs.

SIGNIFICANT COMPETITION

     The METRIX System is a new technology that must compete with the established treatments for AF, including pharmaceuticals, external electrical cardioversion, atrioventricular node ablation accompanied by pacemaker implantation and open-heart surgical ablation. Furthermore, although currently no implantable device is being marketed to treat AF, certain manufacturers of implantable ventricular defibrillators and pacemakers are developing dual-chamber defibrillator systems that will be used to treat patients with both ventricular and atrial arrhythmias and may be marketed to patients who have only AF. Some of the Company's competitors are also researching other approaches to treating AF, including endocardial ablation and preventative pacing techniques. In addition, other companies and research organizations, academic institutions and governmental agencies may be pursuing alternative approaches for treating AF. These entities may market products to treat AF either on their own or through collaborative efforts. Many of the Company's competitors have substantially greater financial and other resources, larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals and manufacturing, marketing and distributing products than the Company. The Company's competitors may develop new technologies and products that are available for sale prior to the METRIX System or that are more effective than the METRIX System. In addition, competitive products may be manufactured and marketed more successfully than the METRIX System. Such developments could render the METRIX System less competitive or obsolete, and could have a material adverse effect on the Company's business, financial condition and ability to market the METRIX System as currently contemplated.

DEPENDENCE ON REIMBURSEMENT

     Successful sales of the METRIX System in the United States and Europe will depend on the availability of reimbursement from third-party payors such as government and private insurance plans. There is significant uncertainty concerning third-party reimbursement of investigational and newly approved healthcare products, and there can be no assurance that third-party reimbursement will continue to be available for the METRIX System, or that any third-party reimbursement that is obtained will be adequate. Government and other third-party payors are increasingly scrutinizing patient indications for medical device therapy, and limiting coverage. The United States Health Care Financial Administration has entered into an interagency agreement with the FDA pursuant to which the FDA will place all Investigational Device Exemptions that it approves into one of two categories, "Category A" or "Category B." The METRIX System has recently been redesignated as a Category B device. Prior to this redesignation, the METRIX System had been designated as a Category A device. Category A devices are innovative devices believed to be in class III (the class of medical devices subject to the most stringent FDA review) for which initial questions of safety and effectiveness have not been resolved for the device type and will not be eligible for Medicare reimbursement. Class B devices include class III devices for which underlying questions of safety and effectiveness of the device type have been resolved or which are of a device type known to be capable of being safe and effective and are eligible for Medicare and other third-party reimbursement. Although the METRIX System has been redesignated as a Class B device and is therefore eligible for third-party reimbursement, if adequate coverage and reimbursement levels are not provided by government and third-party payors for the METRIX System, the Company's business, financial condition and ability to market the METRIX System as currently contemplated would be materially adversely affected.

DEPENDENCE ON SOLE SOURCES OF SUPPLY

     The Company relies on outside vendors to manufacture certain major components used in the METRIX System. A number of significant components, such as hybrid circuits, batteries, integrated circuits, capacitors and transformers, are supplied by sole source vendors. For certain of these components, there are relatively few alternative sources of supply, and establishing additional or replacement suppliers for such components, particularly hybrid circuits and batteries, cannot be accomplished quickly. In addition, each supplier and each component must be qualified with the FDA, and the time required for such qualification may be lengthy. The establishment of additional or replacement sources of supply would require the Company to certify the new suppliers, which in the case of certain components would cause a delay in the Company's ability to manufacture the products. The Company's inability to obtain acceptable components in a timely manner or find and maintain suitable replacement suppliers would have a material adverse effect on the Company's ability to manufacture the METRIX System and therefore on its business, financial condition and ability to market the METRIX System as currently contemplated.

INDUSTRY HISTORY OF PATENT LITIGATION; DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS

     The segment of the medical device industry that includes implantable defibrillator systems has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation may be necessary to enforce patents issued to the Company to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of proprietary rights of others. Such litigation may result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in any such litigation could subject the Company to significant liability to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes in the medical device industry have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Moreover, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms, if at all. If such licenses could not be obtained on acceptable terms, the Company could be prevented from marketing the METRIX System. Accordingly, an adverse determination in such litigation could have a material adverse effect on the Company's business, financial condition and ability to market the METRIX System as currently contemplated. The Company's success will depend in part on its ability to obtain and maintain patent protection for its technologies. There can be no assurance that issued patents or pending applications will not be challenged or circumvented by competitors, or that the rights granted thereunder will provide competitive advantages to the Company.

LIMITED MANUFACTURING AND MARKETING EXPERIENCE

     The METRIX System has never been manufactured on a commercial scale and there can be no assurance that it can be manufactured at a cost or in quantities necessary to make it commercially viable. There can be no assurance that the Company's reliance on others for the manufacture of its components will not result in problems with product supply. Interruptions in the availability of components would delay or prevent the development and commercial marketing of the METRIX System. The Company is currently expanding its domestic manufacturing capacity and its European and domestic marketing and sales capabilities. There can be no assurance that the Company's expansion efforts will be successful or that Company will be able to recruit and retain skilled sales, marketing and manufacturing management, direct salespersons or distributors necessary to successfully establish its manufacturing, marketing and sales capabilities. In markets where the Company has entered or enters into distribution arrangements for the sale of the METRIX System, the Company will be dependent on the efforts of third parties. There can be no assurance that such third-party efforts will be successful. The failure to successfully expand its manufacturing, marketing and sales capabilities and the failure by third parties to successfully distribute the METRIX System would have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY AND PRODUCT RECALL

     The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Although the Company maintains product liability insurance in the United States and in other countries in which it currently conducts or intends to conduct business, including clinical trials and product marketing and sales, there can be no assurance that such coverage is adequate or will continue to be available. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. In addition, the Company has agreed to indemnify certain of its component suppliers for certain potential product liability. A successful product liability claim or product recall could inhibit or prevent commercialization of the METRIX System, cause a significant financial burden on the Company, or both, and could have a material adverse effect on the Company's business, financial condition and ability to market the METRIX System as currently contemplated.

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the principal members of its scientific and management staff, the loss of whose services might impede the achievement of its research and development or strategic objectives. Competition among medical device companies for highly skilled scientific and management personnel is intense. The Company's anticipated growth and expansion in areas and activities requiring additional expertise, such as clinical trials, manufacturing, marketing and sales are expected to place significant increased demands on the Company's resources. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to recruit such personnel, loss of existing personnel or failure to develop such expertise would have a material adverse effect on the Company's business, financial condition and ability to market the METRIX System as currently contemplated.

VOLATILITY OF STOCK PRICE

     Since the Company's initial public offering in September 1994, the price of the Common Stock has ranged from $6.75 to $18.50 per share. Factors such as the results of clinical trials by the Company or its competitors, the granting and timing of regulatory approvals, market acceptance of the METRIX System, the availability of third-party reimbursement for the METRIX System, concern as to the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new products by the Company or its competitors, governmental regulation, developments in patent or other proprietary rights of the Company or its competitors and fluctuations in the Company's results of operations will have a significant impact on the future price of the Common Stock.

CONCENTRATION OF OWNERSHIP

     The Company's directors and executive officers and their affiliates beneficially own an aggregate of approximately 15.5% of the Company's outstanding shares of Common Stock. As a result, these stockholders, acting together, will have significant influence over all matters requiring approval by the stockholders of the Company, including the election of a majority of the directors.

ANTITAKEOVER CONSIDERATIONS

     The Company's Board of Directors (the "Board of Directors") has the authority, without any action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock and to fix the rights and preferences of any shares of such Preferred Stock to be issued. In addition, the Company has adopted a stockholder rights plan providing for the issuance of preferred share purchase rights, under certain circumstances, designed to cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors. Certain provisions in the Company's Restated Certificate of Incorporation, Amended and Restated Bylaws and stockholder rights plan, as well as Delaware law and the ability of the Board of Directors to issue Preferred Stock, may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock.

                              SELLING STOCKHOLDERS

     The following table provides certain information regarding the Selling Stockholders and the number of Shares being offered by them.

                                                                      SHARES THAT MAY BE     SHARES BENEFICIALLY OWNED
                                                                             SOLD                 AFTER OFFERING
                                                                    ----------------------   -------------------------
                                                                               PERCENTAGE                  PERCENTAGE
                                              SHARES BENEFICIALLY                  OF                          OF
                                                OWNED PRIOR TO                COMMON STOCK                COMMON STOCK
              NAME AND ADDRESS                     OFFERING         AMOUNT    OUTSTANDING    AMOUNT(1)    OUTSTANDING
--------------------------------------------  -------------------   -------   ------------   ---------    ------------
Warburg, Pincus Institutional Fund, Inc.           1,752,000(2)     105,820        0.6%      1,328,720(3)      7.1%
Small Company Growth Portfolio
c/o Warburg, Pincus Counsellors, Inc.
466 Lexington Avenue
New York, NY 10017
Warburg, Pincus Emerging Growth Fund, Inc.         1,752,000(4)     317,460        1.7%      1,328,720(3)      7.1%
c/o Warburg, Pincus Counsellors, Inc.
466 Lexington Avenue
New York, NY 10017

---------------
(1) Assumes the sale of all the Shares offered by each of the Selling Stockholders.
(2) Includes 1,646,180 shares of Common Stock held by Warburg, Pincus Counsellors, Inc., an affiliate of the Selling Stockholder, and its affiliates (including the 317,460 Shares held by Warburg, Pincus Emerging Growth Fund, Inc. offered hereby).
(3) Represents 1,328,720 shares of Common Stock held by Warburg, Pincus Counsellors, Inc., an affiliate of the Selling Stockholder, and its affiliates.
(4) Includes 1,434,540 shares of Common Stock held by Warburg, Pincus Counsellors, Inc., an affiliate of the Selling Stockholder, and its affiliates (including the 105,820 Shares held by Warburg, Pincus Institutional Fund, Inc. -- Small Company Growth Portfolio offered hereby).

     Neither of the Selling Stockholders has held any position or office or has had any other material relationship with the Company, or any of its affiliates, within the past three years.

     The Selling Stockholders have represented to the Company that they purchased the Shares for their own account for investment only and not with a view towards the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or exemptions therefrom. In recognition of the fact that the Selling Stockholders, even though purchasing the Shares for investment, may wish to be legally permitted to sell their Shares when they deem appropriate, the Company agreed with the Selling Stockholders to file with the Commission under the Securities Act the Registration Statement with respect to the resale of the Shares from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Shares, or otherwise, or through a combination of such methods of sale, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of July 29, 1998 and the date on which the Selling Stockholders have sold all the Shares.

                              PLAN OF DISTRIBUTION

     All of the Shares offered hereby may be sold from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors-in-interest. The sale of the Shares by the Selling Stockholders may be effected from time to time in transactions in the over-the-counter market through Nasdaq, or on one or more other securities markets and exchanges, in privately negotiated transactions, through the writing of options on the Shares, or otherwise, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect the above-mentioned transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the Selling Stockholders in connection with the offering of certain of the Shares by the Selling Stockholders. None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. In addition, any of the Shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

     The Company has the right to suspend use of this Prospectus for a discrete period of time under certain circumstances.

     Any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to bear all expenses (other than selling commissions and fees and stock transfer taxes) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders and broker-dealers who act in connection with the sale of the Shares hereunder against certain liabilities, including liabilities under the Securities Act.

     There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon for the Company by Perkins Coie, Seattle, Washington.

                                    EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                                        PAGE
                                        ----
Available Information.................    2
Forward-Looking Statements............    2
Incorporation of Certain Documents by
  Reference...........................    3
Risk Factors..........................    4
Selling Stockholders..................    9
Plan of Distribution..................    9
Legal Matters.........................   10
Experts...............................   10

======================================================
======================================================
                                INCONTROL, INC.

                               423,280 SHARES OF
                                  COMMON STOCK
                         ------------------------------

                                   PROSPECTUS
                         ------------------------------
                               September 15, 1997
======================================================